Exhibit 23.2

                    [Letterhead of Livingston & Haynes, P.C.]


                INDEPENDENT REGISTERED ACCOUNTING FIRM'S CONSENT


We consent to the use in this Registration Statement of LocatePLUS Holdings Corporation on Form SB-2 first amendment, for 1,472,808 shares of Common Stock, of our report dated March 22,2006 on our audit of the consolidated financial statements of LocatePLUS Holdings Corporation as of December 31, 2005 accompanying the Annual Report on Form 10-K of LocatePLUS Holdings Corporation for the year ended December 31, 2005, which expresses an unqualified opinion and which included an explanatory paragraph in reference to the Company's ability to continue as a going concern, and to the reference to Livingston & Haynes, P.C. under the heading "Experts" in the "Prospectus" which is part of such Registration Statement.



Livingston  &  Haynes,  P.C.
Wellesley,  Massachusetts

January 4,  2007